Investor CONTACT:
Exabyte Corporation
Taylor Allis, Manager Investor Relations
(303) 417-7347
taylora@exabyte.com

Exabyte Announces Fourth quarter results

Boulder, CO - January 22, 2002 - Exabyte Corporation (NASDAQ: EXBT), a performance and value leader in network backup systems, today reported revenue for the fourth quarter of 2001 of $35.7 million, compared to $60.8 million for the fourth quarter of 2000. On a quarter-to-quarter basis, revenues were up from $34.3 million reported for the third quarter of 2001. Net loss for the recent quarter was $8.8 million or $0.32 per share, compared to a net loss of $6.7 million or $0.30 per share for the fourth quarter of 2000. Net loss for the third quarter of 2001 was $3.8 million or $0.17 per share. Company margins were affected by a $2.2 million inventory charge, a significant portion of which relates to Exabyte's transition of manufacturing to offshore locations.

For the year ended December 29, 2001, Exabyte's revenues were $158.4 million compared to the year ended December 30, 2000, of $221.7 million. Net loss for the year ended December 31, 2001, was $35.4 million or $1.47 per share compared to a net loss of $41.3 million or $1.83 per share for the prior year.

"On a sequential basis, fourth quarter revenues increased $1.4 million from the third quarter," stated Craig Lamborn, Exabyte's vice president of finance and CFO. "Although anticipated sales from certain federal agencies and other large customers did not close in the fourth quarter, these opportunities remain open and we are confident this business will be realized in 2002."

On November 9, 2001, Exabyte completed its merger with Ecrix Corporation. In the transaction, Exabyte issued 10 million shares of its common stock. At the same time, Exabyte sold 9.65 million shares of its newly issued Series H preferred stock for $9.65 million to certain parties who were investors in Ecrix. As a result of the merger, the company has recorded $10.1 million in goodwill.

"We have substantially completed the merger activities with Ecrix and have strengthened our balance sheet. After adding over $3.5 million of Ecrix inventory, we were still able to reduce our combined inventory by $1.7 million," said Lamborn.

"Additionally, due to economic uncertainties and an executive restructure, we are not prepared to provide future financial guidance at this time. However, we are cautiously optimistic about the year ahead," continued Lamborn.

In a separate press release, Exabyte announced that William L. Marriner has resigned as Chairman, President and CEO. Juan A. Rodriguez, Exabyte's co-founder and Chief Technologist, will serve as President and CEO while an executive search is conducted for the President and CEO position. Larry Jones, a director of Exabyte since 1998, was elected Chairman and will head the Search Committee.

Exabyte will hold a conference call today at 10:00 AM EST. The call will be available by calling
1-800-540-0559 in North America or by calling 1-785-832-0301 internationally and entering the conference call ID, ``EXABYTE'' or live via webcast on Exabyte's website at www.exabyte.com/company. Additionally, a replay of the webcast will be available for 90 days.

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™), the first 8mm native Fibre Channel tape drive; VXA®-1, the first packet format tape drive; and the 110L™ autoloader, one of the first tape automation units for LTO™ (Ultrium™). Exabyte markets VXA, 8mm and MammothTape™ drives and automation for MammothTape, VXA, LTO (Ultrium), Advanced Intelligent Tape™ (AIT™) and DLTtape™. Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu, Apple Computer, Tech Data, Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, economic conditions, market demand, equity and financing arrangements and other such risks as noted in the company's 2000 Form 10-K and Form 10-Q for the quarter ending September 29, 2001. Please refer to the company's Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks.

Exabyte is a registered trademark, and M2, MammothTape and Eliant are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. DLTtape is a trademark of Quantum Corp. Advanced Intelligent Tape™ (AIT) is a registered trademark of Sony Corporation. All other trademarks are the property of their respective owners.

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EXABYTE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended			Year Ended

	December 29,	September 29,	December 30,	December 29,	December 30,
	2001	2001	2000	2001	2000

Net sales.................................................	$35,706	$34,268	$60,752	$158,438	$221,742
Cost of sales...........................................	30,624	24,798	45,802	132,143	172,085

Gross profit............................................	5,082	9,470	14,950	26,295	49,657

Operating expenses:
Selling, general and administrative...	8,420	7,493	14,477	36,759	54,709
Research and development................	5,500	5,492	7,560	25,184	36,530

Loss from operations..............................	(8,838)	(3,515)	(7,087)	(35,648)	(41,582)

Other income (expense), net...................	29	(354)	(957)	552	(842)

Loss before income taxes.......................	(8,809)	(3,869)	(8,044)	(35,096)	(42,424)

Benefit from income taxes................	31	23	1,712	6	1,570
Equity in loss of investee.......................	-	-	(414)	(343)	(414)

Net loss..................................................	($8,778)	($3,846)	($6,746)	($35,433)	($41,268)

Basic and diluted net loss per share......	($0.32)	($0.17)	($0.30)	($1.47)	($1.83)

Common shares used in the calculation of
basic and diluted net loss per share....	27,799	22,840	22,682	24,052	22,560

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	December 29,	September 29,	December 30,
	2001	2001	2000
Current assets:
Cash and investments.........................	$2,738	$2,169	$3,249
Accounts receivable, net.....................	26,428	22,283	37,412
Inventories..........................................	29,305	31,009	40,143
Other current assets............................	1,677	2,705	2,807
Total current assets...................	60,148	58,166	83,611

Property and equipment, net.......................	12,125	13,098	18,754
Goodwill....................................................	10,149	--	--
Other assets.................................................	808	1,032	1,427
	$83,230	$72,296	$103,792

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable...............................	$16,781	$19,022	$26,944
Accruals and other liabilities.............	19,810	14,590	17,337
Line of credit......................................	12,291	14,163	12,307
Total current liabilities.............	48,882	47,775	56,588

Long-term liabilities...................................	9,594	9,074	8,146

Stockholders' equity:
Preferred stock...................................	11	2	-
Common stock...................................	33	23	23
Capital in excess of par value............	90,262	72,196	69,154
Treasury stock, at cost........................	(2,742)	(2,742)	(2,742)
Accumulated deficit...........................	(62,810)	(54,032)	(27,377)
Total stockholders' equity.........	24,754	15,447	39,058
	$83,230	$72,296	$103,792